Exhibit 10.24

[LOGO OF SAIC]

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

MEMORANDUM of UNDERSTANDING

Confidential

DATE:	January 25, 2005

TO:	Randy Walker

FROM:	Bernie Theule

SUBJECT:	Severance Benefits & Release

This memorandum of understanding (MOU) describes the severance benefits and release of claims associated with your separation from SAIC.

1.	Your current salary and benefits will be continued through February 25, 2005. SAIC will accept your resignation from the SAIC Board of Directors and from your position as Corporate Executive Vice President effective February 1, 2005.

2.	SAIC will provide you with a lump sum separation payment of $1,045,039.00, less payroll tax withholdings, within ten working days following the end of the revocation period described in paragraph 10 of this MOU. The benefits conferred upon you pursuant to this MOU are in lieu of the severance and other benefits you otherwise would have received pursuant to the terms of your employment offer letter from SAIC.

3.	Effective February 26, 2005, you will be transferred to Consulting Employee (CE) status. As a CE, you will receive the following:

(a)	You will be paid at the rate of $210 per hour worked.[1] The pay you actually receive will be determined by the number of approved hours you work on specific projects, as assigned by your sponsoring manager[2] or their designee. The CE hours you are authorized to work, if any, will be determined at the sole discretion of SAIC management.

(b)	Following your transfer to Consulting Employee status you will be paid for all of your accrued, unused comprehensive leave.

(c)	As long as you are classified as a CE, you will be eligible to retain the SAIC stock you now hold and your vesting stock and/or options will continue on their normal vesting schedule. You will be continued as a CE until June 10, 2006, at which time you will be terminated.[3] Upon your termination as a CE, you will be eligible to retain your vested SAIC stock for up to three more years provided that you sign a Stock Repurchase Deferral Agreement not later than 30 days following your termination from CE status.

(d)	Notwithstanding the terms of paragraph 3 (c) of this MOU, SAIC at its sole discretion, may terminate your CE status at any time if SAIC has a reasonable basis to conclude that you have (i) solicited SAIC employees to leave the Company and/or (ii) violated the provisions of paragraph 5 of this MOU.

[1]	This rate would be equivalent to approximately $435k for 2080 hours.
[2]	As a CE, your Sponsoring Manager will be SAIC’s CEO.
[3]	Your termination will be considered to be a “resignation”.

Initials:	/s/ RIW	/s/ BLT
	RIW	BLT

(e)	Your access to ISSAIC and the SAIC e-mail system will be continued until the end of your CE status or until you secure a position with another employer, whichever occurs first. Your retirement account balances may be maintained in SAIC Retirement Programs provided that you maintain the required minimum account balances and subject to the terms and conditions of such programs.

(f)	Following your transfer to CE status, you may convert your Company provided group life insurance coverage to a whole life policy. In addition, you will be eligible to retain any voluntary term life insurance coverage you currently have, by paying the required premiums. Your participation in any such term life insurance program available to you is on and subject to the terms and conditions of the insurer.

(g)	As a CE, you will no longer be eligible for SAIC group medical and dental benefits. Federal law (COBRA) provides that you may continue your group medical and dental benefits for up to eighteen months, following your separation, by paying the required premiums.

4.	In return for the consideration provided to you pursuant to this MOU, you agree to waive, release and forever discharge SAIC, its directors, stockholders, agents, subsidiaries, affiliates, successors, assigns, employees, attorneys and representatives (collectively referred to as the “Releasees”) from any claims and potential claims for relief, causes of action and liabilities, known or unknown, that you may have against Releasees or relating to the employment relationship between you and SAIC and the termination of that relationship, including any claims for compensation from the Company pursuant to your employment offer letter dated June 19, 2002, or otherwise, and all claims and rights under the Age Discrimination in Employment Act of 1967, 29 U.S.C. 621, and any personal gain with respect to any claim arising under the provisions of the False Claims Act, 31 U.S.C. 3730.

5.	You agree that during the course of your relationship with the Company you were exposed to various Company proprietary technologies, pricing strategies, cost estimation methodologies, marketing plans and strategic business initiatives as well as unique opportunities, special needs and requirements of the Company’s customers. You understand that the Company considers such information to be proprietary information or trade secrets, subject to the terms of the Invention, Copyright and Confidentiality Agreement (“ICCA”) that you executed with the Company. You agree that the Company would suffer immediate and irreparable harm if any of these trade secrets and proprietary information were disclosed to others or utilized by you on behalf of others, especially on behalf of any of the Company’s competitors.

As a consequence, you agree that you will not: 1) take or retain any proprietary documentation or electronic information either created by you or made available to you or during the course of your employment at the Company; 2) disclose to any third party, especially to any competitor of the Company, any of the trade secrets or other proprietary information of the Company; and 3) use any of the Company’s trade secrets or other proprietary information to provide services or assistance to any other company.

6.	You are presently unaware of any injuries that you may have suffered as a result of working at SAIC and have no present intention of filing a workers’ compensation claim. Should any such claim arise in the future, you waive and release any right to proceed against SAIC for such a claim.

7.	You have been advised that section 1542 of the California Civil Code, provides that a general release does not extend to claims the releasor does not know or suspect to exist in his favor at the time of executing the release, which if known by him, must have materially affected his settlement with the releasees. You hereby agree to waive your right to any claims unknown to you or suspected to exist in your favor as of the date of this MOU.

8.	You hereby agree to indemnify the Company and hold the Company and all other Releasees harmless from and against any and all losses, costs, judgments, damages or expenses, including, without limitation, attorneys’ fees, costs and expenses, incurred by Releasees in defending any claim or cause of action brought or asserted by you, which claims or cause of action was discharged by virtue of paragraphs 4, 6, and/or 7 herein.

Initials:	/s/ RIW	/s/ BLT
	RIW	BLT

9.	You acknowledge that you have been informed that you have the right to consider whether or not to enter into this MOU for twenty-one (21) days.

10.	You understand that for a period of seven (7) days from the date you sign this MOU, you may revoke this MOU and that the MOU shall not become effective or enforceable until the revocation period has expired.

11.	Neither party shall, directly or indirectly make disparaging remarks about the other party. For purposes of this provision, SAIC shall be responsible for remarks made by the Company’s Executive Officers and its Human Resource staff, and remarks of other employees or representatives of the Company will not be attributed to SAIC.

12.	Both parties agree not to disclose the terms of this MOU to any third party other than family members, financial or legal advisors, or those with a legitimate “need to know”, or pursuant to an order by an administrative tribunal or court, or as required by applicable law including the Securities Laws. You understand that the Company will disclose the terms of this MOU in an SEC 8-K filing.

13.	You acknowledge that you have had the opportunity to seek the advice of an attorney of your choice with regard to this MOU and that there are no agreements, written or oral, express or implied, between you and SAIC, other than this MOU. Furthermore, the terms of this MOU may not be modified without the written agreement of all of the signatories hereto.

14.	Any dispute, claim or controversy of any kind or nature, including but not limited to the issue of arbitrarability, arising out of or relating to this MOU, shall be settled in a final and binding arbitration conducted by an independent arbitrator pursuant to the SAIC Employment Arbitration Rules & Procedures.[4]

If you wish to accept the Severance Benefits and the terms described in this MOU, please signify your agreement by signing your name in the space provided on two copies of this MOU. Please return both signed documents to me not later than February 25, 2005. Once all of the signatures have been obtained, one original copy of the MOU will be returned to you.

AGREED:

/s/ RANDY I. WALKER	2/9/05
R.I. Walker	Date

For SAIC:

/s/ B.L. THEULE	2/9/05
B. L. Theule	Date

[4]	At your request, SAIC will provide you with information from the on how claims are filed and how the arbitration process works.